SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 1, 2002
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862

(State or Other Jurisdiction	(Commission	(IRS Employer

of Incorporation)	File Number)	Identification Number)

225 Franklin Street, Boston, Massachusetts		02110

(Address of Principal Executive Offices)		(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES
THE TAIWAN FUND, INC. REVIEW

Item 9. Regulation FD Disclosure.

         Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the June 2002 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2002

By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau

Title: Secretary

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THE TAIWAN FUND, INC. REVIEW

June 2002

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2
Taipei 106, Taiwan
Tel: (8862) 2325-7888
Fax: (8862) 2706-5371

Portfolio Review

The market remained weak for the past month, and the TWSE index fell 521 points in June, sliding 9.2% to 5,153 points. Technology shares were especially weak, due to the gloomy outlook for PC demand and strong NT Dollar, and the technology sector index plummeted 13.17%. However, the financial and non-technology sectors still performed relatively well, losing only 2.51% and 3.26%, respectively, in June.

General economic figures all point to a recovery in Taiwan as export orders grew 14.3% at USD 13.1 billion and the North American semiconductor equipment Book/Bill ratio reports 1.26 (up from 1.21 in April). The Central Bank cut the rediscount rate and foreign exchange reserve ratio to counter the anticipation of further NT Dollar appreciation against the US Dollar. This move will induce better liquidity, but on the other hand, this move also implies that the expected economic recovery will be a mild one.

The Fund continues to take a balanced investment strategy this month, however, we sped up the adjustment process. We underweighted the technology sector and increased both the non-technology sector's (+3.37%) and the financial sector's weightings (+7.92%). However, we still believe the index will gain support primarily due to a record low interest rate environment and improving economic figures.

Total Fund Asset Allocation

As of 06/30/02	% of Total Fund	% of TAIEX
Banking	18.17	18.87
Electronics	17.05	15.63
Semiconductor	16.76	21.37
PC & Peripherals	13.88	12.00
Telecommunication	6.61	7.80
Plastics	4.92	4.40
Textile	2.48	3.36
Steel	2.25	2.35
Auto	1.48	1.07
Transportation	1.41	1.82
Rubber	1.14	0.63
*C. S. & Software	0.99	0.55
Retail	0.84	0.91
Chemical	0.83	1.32
Wire & Cable	0.82	1.02
Others	3.48	6.90
Total	**93.11**	**100.00**
Cash	6.89	

Total Net Asset: US$196.42M
(*)=Computer Service & Software

Top 10 Holdings of Total Fund Portfolio

As of 06/30/02	% of Total Portfolio
Taiwan Semiconductor	8.86
United Micro Electronics	4.31
Chunghwa Telecom	3.78
Chinatrust Financial Holdings	3.41
Hon Hai Precision Industry	3.07
Mediatek Incorporation	2.42
Quanta Computer	2.42
Formosa Plastic	2.35
China Steel Common	2.10
Nan Ya Plastics	2.07
Total	**34.79**

NAV: US$12.00 **Price: US$11.10** **Prem.: -7.50%**
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	**-9.12**	**-7.61**
Fiscal Year to Date	**11.65**	**17.68**
One Year	**0.20**	**8.29**
Three Years	**-17.69**	**-16.34**
Five years	**-12.11**	**-13.91**
Ten Years	**0.43**	**-1.77**
Since Inception	**7.07**	**11.29**

**Total returns are historical and assume changes in net asset value per share during each period and assumes that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

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Premium/Discount of TWN Market Data As of 05/31/02 As of 06/28/02 TAIEX 5,675.65 5153.71 % change in NTD terms -6.43 -9.20 % change in USD terms -7.90 -11.04 NTD Daily avg. trading volume (In Billions) 65.22 66.64 USD Daily avg. trading volume (In Billions) 1.91 1.99 NTD Market Capitalization (In Billions) 10,650.21 9671.67 USD Market Capitalization (In Billions) 311.50 288.19 FX Rate: (US$/NT$) 34.19 33.56 Taiwan’s Macro Economics Review Taiwan’s leading indicator continued to rise to 103.8 in May, up 12.3% year-over-year, faster than April’s 10.3%. The improvement was across the board. The export, money supply, and industrial production were better in May. We consider that the recovery is still underway. *Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned. *Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242. *Please notify us immediately if you are having problems receiving this telecopy. Fund Manager: Vincent Lai